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                                                                     EXHIBIT 4.2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


     This First Amendment to Rights Agreement dated as of December 13, 1999 (the "Amendment"), is between The Wiser Oil Company, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as successor rights agent (the "Rights Agent").


                             W I T N E S S E T H:
                             - - - - - - - - - -


     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of October 25, 1993 (the "Agreement").

     WHEREAS, the Company and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC") are entering into a Stock Purchase Agreement, and pursuant to the Stock Purchase Agreement, (i) the Company has agreed to sell and WIC has agreed to purchase 1,000,000 shares of the Company's Series C Cumulative Preferred Stock, (ii) the Company and WIC have agreed to enter into a Stockholder Agreement and a Management Agreement and (iii) the Company and WIC have agreed to enter into a Warrant Agreement providing for the issuance by the Company to WIC of Warrants to purchase shares of the Company's common stock.

     WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement in the manner set forth below.

     WHEREAS, in accordance with Section 27 of the Agreement, the Company has delivered a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Defined Terms. Except as amended hereby, terms defined in the Rights Agreement shall have the same meanings when used in this Amendment.
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     Section 2.  Amendments to Definitions.

     (a) The definition of "Acquiring Person" in Section 1 of the Agreement is amended and restated in its entirety to read as follows:

     "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include:

     (i)   the Company;

     (ii)  any Subsidiary of the Company;

     (iii) any employee benefit plan of the Company or of any Subsidiary of the Company;

     (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan; or

     (v) Wiser Investment Company, LLC, a Delaware limited liability company ("WIC"), or any Person to whom WIC assigns a portion of the Preferred Shares in accordance with the terms and conditions of the Stock Purchase Agreement (each, a "WIC Assignee"), or any Affiliate or Associate of WIC or any WIC Assignee solely by virtue of either:

           (x) the execution, delivery and performance of either the Stock Purchase Agreement or of the Transaction Documents (as defined in the Stock Purchase Agreement); or

           (y) the consummation of the transactions contemplated by the Stock Purchase Agreement and the Transaction Documents; or

           (z) without limiting the generality of clauses (x) and (y) above, the Beneficial Ownership by any of such Persons of shares of Common Stock as a result of their beneficial ownership of (A) the Preferred Shares, (B) the Conversion Shares, (C) the Dividend Shares, (D) the Warrants and (E) the Warrant Shares

     unless and until such time as any such Person, together with its respective Affiliates and Associates, is then the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (including, without limitation, by virtue of Beneficial Ownership referenced in clause (x), (y) or (z) above) and either (1) such Person shall then purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting more than 1% of the Common Stock then outstanding or otherwise than as permitted by the Stock Purchase Agreement and the Transaction Documents or (2) any other Person who is the Beneficial

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     Owner of any shares of Common Stock shall become an Affiliate or Associate of WIC or any WIC Assignee;

provided, however, that a Person shall not become an Acquiring Person if such
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Person, together with its Affiliates and Associates, shall become the Beneficial
Owner of 20% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such time as such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the shares of Common Stock then outstanding."

           (b) New definitions of "Certificate of Designation," "Conversion Shares," "Dividend Shares," "Preferred Shares," "Stock Purchase Agreement," "Warrants," "Warrant Agreement" and "Warrant Shares" are hereby added to Section 1 of the Agreement as follows:

           "Certificate of Designation" means the Certificate of Designation for the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share.

           "Conversion Shares" means the shares of Common Stock issuable upon the conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation.

           "Dividend Shares" means the shares of Common Stock issuable in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation.

           "Preferred Shares" means the shares of Series C Cumulative Preferred Stock to be purchased by WIC pursuant to the Stock Purchase Agreement.

           "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of December 13, 1999 by and between the Company and WIC, as it may be amended from time to time hereafter.

           "Warrant Agreement" means that certain Warrant Agreement to be entered into by and between the Company and WIC pursuant to the Stock Purchase Agreement.

           "Warrants" means all warrants granted under or issued pursuant to the terms of the Warrant Agreement.

           "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrant Agreement.

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          (c) The term "Acquiring Person" wherever referred to in the Rights
Agreement or in any Exhibit thereto shall be deemed not to include WIC, any WIC Assignee or any of their respective Affiliates or Associates except as provided in this Amendment.

     Section 3. Amendment to Section 2. Section 2 of the Agreement is amended by deleting from the first sentence the following clause: "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)".

     Section 4. Amendment to Section 18. The first paragraph in Section 18 of the Agreement is hereby amended by inserting the following sentence at the end of the paragraph: "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, punitive, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 8. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                        THE WISER OIL COMPANY


                                        By:     /s/ ANDREW J. SHOUP, JR.
                                                ----------------------------
                                        Name:       ANDREW J. SHOUP, JR.
                                                ----------------------------
                                        Title:      PRESIDENT
                                                ----------------------------


                                        CHASEMELLON SHAREHOLDER SERVICES,
                                        L.L.C., as successor Rights Agent


                                        By:     /s/ DAVID M. CARY
                                                ----------------------------
                                        Name:       DAVID M. CARY
                                                ----------------------------
                                        Title:      ASSISTANT VICE PRESIDENT
                                                ----------------------------

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